Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

GRILL CONCEPTS, INC.

(Pursuant to Section 245 of the

General Corporation Law of the State of Delaware)

GRILL CONCEPTS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. The name of this corporation is GRILL CONCEPTS, INC. This corporation was originally incorporated pursuant to the General Corporation Law on November 6, 1985 under the name UNO CONCEPTS, INC.

2. The Board of Directors duly adopted resolutions proposing to restate the Certificate of Incorporation of this corporation in accordance with Section 245 of the General Corporation Law. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation’s certificate of incorporation as heretofore amended or supplemented and there is no discrepancy between those provisions and provisions of this Restated Certificate.

3. The text of the Restated Certificate of Incorporation reads in full as follows:

FIRST: The name of the corporation is Grill Concepts, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to be engaged in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is thirteen million (13,000,000) shares, consisting of: (a) one million (1,000,000) shares of preferred stock, par value $0.001 per share (hereinafter referred to as “Preferred Stock”); and (b) twelve million (12,000,000) shares of common stock, par value $0.00004 per share (hereinafter referred to as “Common Stock”).

A. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and, subject to the provisions of subparagraph 1 of Paragraph C of this Article Fourth, the Board of Directors of the corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers and the designations, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(a) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b) The rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

(c) The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the corporation and the terms and conditions of such conversion or exchange;

(d) Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

(e) The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution of sale of assets, dissolution or winding-up of the corporation;

(f) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

(g) The voting powers, if any, of the holders of such series of Preferred Stock, which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

B. COMMON STOCK

1. After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article Fourth), if any, shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph A of this Article Fourth), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph A of this Article Fourth, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

2. After distribution in full of the preferential amount, if any (fixed in accordance with the provisions of Paragraph A of this Article Fourth), to be distributed to the holder of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

3. Except as may otherwise be required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Paragraph A of this Article Fourth, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

C. OTHER PROVISIONS

1. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series of any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such person, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

2. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in Paragraph A of this Article Fourth and the consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph A of this Article Fourth that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

3. Subject to the provisions of subparagraph 2 of this Paragraph C, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors of the corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

4. Shares of Common Stock may be issued from time to time as the Board of Directors of the corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

5. The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote thereon.

FIFTH: Except as required in the bylaws no election of directors need be by written ballot.

SIXTH: The Board of Directors shall have the power to make, alter or repeal bylaws subject to the power of the stockholders to alter or repeal the bylaws made or altered by the Board of Directors.

SEVENTH: The corporation (i) shall indemnify its directors and officers and (ii) may indemnify any person who was a director or officer of the corporation or is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Other Indemnified Person”), in each case to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time. No amendment or repeal of this paragraph shall affect the obligations of the corporation to indemnify any director or officer of the corporation or any of the Other Indemnified Persons with respect to, arising out of or related to any event that occurred prior to such amendment or repeal.

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that the director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which the director has derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director’s duties, of a risk of serious injury to the corporation or its stockholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amount to an abdication of the director’s duty to the corporation or its stockholders, or (vi) pursuant to any provision of the General Corporation Law of the State of Delaware which makes directors personally liable for unlawful dividends, stock repurchases and asset distributions, as well as certain corporate loans to, and guaranties of obligations of, officers and directors.

IN WITNESS WHEREOF, said Grill Concepts, Inc. has caused this certificate to be signed by its President and attested by its Secretary this 25th day of July, 2007.

/s/ Philip Gay
Philip Gay, President

/s/ Wayne Lipschitz
Wayne Lipschitz, Secretary